Exhibit 99.(g)(v)

GLOBAL

CUSTODIAL SERVICES AGREEMENT

SCHWAB CAPITAL TRUST

SCHWAB ANNUITY PORTFOLIOS

SCHWAB INVESTMENTS

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT OF CUSTODIAN AND ACCEPTANCE	2
3.	REPRESENTATIONS AND WARRANTIES	2
4.	SET UP OF ACCOUNTS	3
5.	SECURITIES AND CASH PROCEDURES	5
6.	RIGHTS FOR EXTENSIONS OF CREDIT	7
7.	CLIENT’S COMMUNICATIONS	7
8.	ACTIONS BY THE CUSTODIAN AND ASSET SERVICES	8
9.	CUSTODIAN’S COMMUNICATIONS, RECORDS AND ACCESS	10
10.	THIRD PARTIES	10
11.	PERFORMANCE OBLIGATIONS AND LIABILITIES	12
12.	NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY	14
13.	CONFLICTS OF INTERESTS	14
14.	INFORMATION AND DATA PROTECTION	15
15.	ADVERTISING	15
16.	FEES AND EXPENSES	15
17.	TERMINATION	15
18.	GOVERNING LAW AND JURISDICTION	15
19.	MISCELLANEOUS	16
SIGNATURES		17

Exhibits, Schedules or Annexes:

●	Schedule I – List of Funds

●	Schedule II – Funds of Funds

●	Schedule III – List of Countries

●	U.S. Special Resolution Regime Recognition Annex

●	Confidentiality and Data Privacy Conditions Annex

●	Additional Terms Annex

THIS GLOBAL CUSTODIAL SERVICES AGREEMENT is made on February 2, 2022, by and among each Client (as defined below), an open-end management investment company, on behalf of its respective Funds (as defined below) listed on Schedule I of the Agreement as amended from time to time, and Citibank, N.A. acting through its offices or branch located New York (the “Custodian”).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions.

“Agent” means any sub-custodian, delegate, nominee, and administrative or other service provider selected and used by the Custodian in connection with carrying out its obligations under this Agreement whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means Global Custodial Services Agreement (including the Annexes and any other applicable terms) agreed to by the Client and the Custodian.

“Authorised Person” means the Client or a person with authority to act on behalf of the Client, in each case as authenticated in accordance with security procedures as described in this Agreement.

“Cash” means all cash in any currency held for or payable to the Client by the Custodian under the terms of this Agreement.

“Cash Account” means each current account established by the Custodian for the Client for recording Cash under this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For the purpose of this Agreement, each branch of Citibank, N.A. or any affiliate will be deemed a separate member of the Citi Organization.

“Clearance System” means any clearing house, settlement system, payments system, or depository (including any dematerialized book entry system or entity that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of Securities), whether or not acting in that capacity, or other financial market utility or organized trading facility used in connection with transactions relating to Securities or Cash and any nominee of the foregoing.

“Client” means, severally and not jointly, each of Schwab Capital Trust, Schwab Annuity Portfolios and Schwab Investments, each a Massachusetts business trust located at 211 Main Street, San Francisco, CA 94105 acting separately and individually on behalf of a specific Fund (defined below), and not on an omnibus or aggregate basis for all of the Funds.

“Confidentiality and Data Privacy Conditions” means the confidentiality and data privacy terms specified in the Annex attached to this Agreement.

“Custody Account” means each account established by the Custodian for the Client for recording the receipt, safekeeping and maintenance of Securities or other financial assets as agreed by the Custodian under this Agreement.

“Fund” shall mean each open-ended management investment company listed on Schedule I of this Agreement.

“Instructions” means any and all instructions received by the Custodian from an Authorised Person (including directions, notices and consents) effected through any electronic medium or system or manually as provided in this Agreement.

“MIFT” means a manually initiated Instruction to transfer or receive Securities and/or Cash.

“Securities” means any financial asset (other than Cash) from time to time held within the control of the Custodian for the Client under the terms of this Agreement, including any security entitlement or similar interest or right; provided, however, each financial asset must be (i) a security dealt in or traded on securities exchanges for which settlement normally occurs in a Clearance System, or (ii) a certificated security in bearer form or registered (or to be registered) in the name of the Custodian or its Agent and transferable by delivery of a certificate with endorsement to a subsequent holder, or (iii) a book-entry security that is publicly offered to investors under the applicable laws (but settled outside a Clearance System) including, but not limited to an interest in an investment company where the interest is registered in the name of the Custodian or its Agent. Securities do not include other financial assets or physical evidence of such other financial assets including loans, participations, contracts, subscriptions and confirmations, which the Custodian shall accept only on terms as agreed in writing by the Custodian.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash (including all payments made by the Custodian to the Client in connection with any Securities or Cash), (ii) the transactions effected under this Agreement (including stamp duties or financial transaction taxes), or (iii) the Client (including its customers); provided “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its Agents or any taxes in relation to personnel of the Client (including its customers).

1.2.	Interpretation.

1.2.1.	References in this Agreement to Exhibits or Annexes mean the Exhibits or Annexes attached hereto, the terms of which are incorporated into and form part of this Agreement. In the event of any inconsistency between this Agreement and any Exhibit or Annex, the relevant terms of the Exhibit or Annex prevail.

1.2.2.	The headings in this Agreement do not affect its interpretation.

1.2.3.	A reference to: (i) any party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

1.2.4.	References in this Agreement to Rule 17f-5 or to specific provisions of Rule 17f-5 refer to Rule 17f-5 under the Investment Company Act of 1940, as amended (the “1940 Act”), as adopted on or before the date hereof. References in this Agreement to Rule 17f-7 or to specific provisions of Rule 17f-7 refer to Rule 17f-7 under the 1940 Act, as adopted on or before the date hereof. Except as otherwise agreed, each reference herein to Accounts and to Securities and Cash shall mean the Accounts, Securities and Cash maintained, received, delivered and held separately for the Client for the benefit of each individual Fund and not on an omnibus basis or aggregate basis for all of the Funds.

2.	APPOINTMENT OF CUSTODIAN AND ACCEPTANCE

2.1.	Appointment of the Custodian. The Client hereby selects and appoints the Custodian by placing the Client’s signature hereunder and the Custodian accepts such appointment to provide services under the terms of this Agreement.

2.2.	Sole Obligation of the Custodian. The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citi Organization, and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to and are not payable by any other member of the Citi Organization. To the extent, however, that any member of the Citi Organization assists Custodian in the performance of this Agreement, Custodian shall ensure such member complies with all relevant terms of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	General. Each party to this Agreement hereby represents and warrants at the date this Agreement is entered into and any custodial service is used or provided that (i) it has the legal capacity under its constitutional or organizational documents and authority to enter into and perform its obligations under this Agreement, (ii) it has obtained and is in compliance with all necessary and appropriate government and regulatory permissions, consents, approvals and authorizations for the purposes of its entry into and performance of the Agreement, and (iii) its entry into and performance of the Agreement will not violate any applicable law or regulation.

3.2.	Client. The Client represents and warrants at the date this Agreement is entered into and any custodial service is used as follows: (i) it has authority to deliver the Securities in the Custody Account and the Cash in the Cash Account; (ii) there is no claim or encumbrance that adversely affects any deposit with any Clearance System or delivery of Securities, or payment of Cash made in accordance with this Agreement; (iii) except as provided in this Agreement, it has not granted any person a lien, security interest, charge or similar right or claim against Securities or Cash; (iv) it has not relied on any oral or written representation made by the Custodian or any person on its behalf other than those set forth in this Agreement; (v) it will comply in all material respects with all laws applicable to the subject matter of the services provided under this Agreement and its receipt of the services (including, without limitation, governmental and regulatory actions, orders, decrees, regulations or other legal limitations or requirements applicable to the Client including applicable limitations or qualifications in regard to the Client’s investment in any Securities in any country or jurisdiction or otherwise in connection with any Cash or Securities); (vi) it will not use funds or any service or product contemplated by this Agreement, including a Custody Account or the Cash Account, in a manner that could cause or result in a violation by the Custodian or any member of the Citi Organization of any sanctions administered or enforced by any relevant sanctions authority, including the United States, the European Union, any member state of the European Union and the United Nations; and (vii) neither it nor any of its subsidiaries, nor to the best of its knowledge, any of their directors, officers, employees, agents or affiliates, and no customer for which it is using services under this Agreement is the subject of such sanctions, or is located, organized or resident in a country or territory that is the subject of such sanctions.

3.3.	Custodian. The Custodian represents and warrants at the date this Agreement is entered into by the Custodian as provided in this Agreement that the Custodian accepts the appointment as Custodian and upon signing the Custodian will be bound to the terms of the Agreement. Further, the Custodian represents and warrants at the date this Agreement is entered into and any custodial service is used that it will comply in all material respects with all laws applicable to the delivery of the services provided under this Agreement

4.	SET UP OF ACCOUNTS

4.1.	Accounts. The Client instructs the Custodian to establish and maintain a Custody Account and a Cash Account. The Client may give an Instruction to establish additional Custody Accounts or Cash Accounts from time to time. The Custodian shall promptly notify the Client if the Custodian does not accept any securities or cash in a Custody Account or Cash Account.

4.2.	Cash Account Purpose and Use. The Client agrees that it shall use any Cash Account only for deposits and funds transfers in connection with the Securities received, held or delivered for the Client by the Custodian or otherwise in connection with services provided by the Custodian under this Agreement.

4.3	Cash Held as Banker. Cash held for the Client by the Custodian, or where applicable by a sub-custodian, will be held as banker and not on trust or as trustee, unless the Custodian otherwise provides notice to the Client. As a result, Cash will not be held in accordance with client money rules or similar rules and, in the event of the Custodian’s insolvency (or analogous event), the Client may not be entitled to share in any distribution under those rules.

4.4.	Cash Held by a Sub-Custodian.

4.4.1.	In some circumstances applicable law and regulation may require the sub-custodian to establish and maintain the local cash account in the name of the Client rather than in the name of the Custodian. In any such case, the Client hereby authorizes the Custodian as agent of the Client, and agrees to confirm and ratify any steps taken by the Custodian, to open a cash account with the relevant sub-custodian in the name of the Client.

4.4.2.	Any cash held directly by a sub-custodian on behalf of the Client will be owed by that sub-custodian directly to the Client, and will not be subject to UK or other client money rules or held by the Custodian as banker for the Client. Such cash will be subject to the relevant laws or regulatory rules applicable to the sub-custodian, including the laws and rules of the jurisdiction in which the sub-custodian is located. Notwithstanding the previous sentence, or any other terms of this Agreement, the Custodian agrees that it shall have the same liability to the Client for the cash held with a sub-custodian as if such cash was held for the Client by the Custodian as banker in the relevant market.

4.4.3.	Unless otherwise specified in this Agreement, the terms of this Agreement in relation to Cash Accounts shall apply to a cash account held by the Client with a sub-custodian.

4.5	Identification. The Custodian shall identify on its records each Custody Account and Cash Account in the name of the Client or such other name as the Client may reasonably designate.

4.6.	Securities Segregation.

4.6.1.	The Custodian shall identify Securities on its records in a manner so that it is readily apparent the Securities held in a Custody Account (i) belong to the Client or its customers (as applicable), (ii) do not belong to the Custodian or any other clients of the Custodian, and (iii) are segregated on the books and records of the Custodian from the Custodian’s and its other clients’ assets. The Custodian intends that Securities will be held in such manner that they should not become available to the insolvency administrator or creditors of the Custodian.

4.6.2.	The Custodian may hold Securities with an Agent only where the Agent has been selected and appointed by the Custodian as a sub custodian. The Custodian shall hold Securities only in an account at the sub-custodian that holds exclusively assets held by the Custodian for its clients (omnibus or separated in the names of its clients) and that has been so identified on the books and records of the sub-custodian. The Custodian shall require the sub-custodian to identify on its records in a manner so that it is readily apparent that the Securities (i) do not belong to the Custodian and are held by the Custodian for and belong to clients of the Custodian, (ii) do not belong to the sub-custodian or other clients of the sub-custodian, and (iii) are segregated on the books and records of the sub-custodian from the sub-custodian’s and its other clients’ assets. The Custodian shall require each sub-custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the sub-custodian. Any Securities held with any sub-custodian will be subject only to Instructions of the Custodian.

4.6.3.	Custodian shall and shall require any sub-custodian to hold Securities in a Clearance System only in an account that holds assets exclusively belonging to its clients and that has been so identified on the books and records of the Clearance System or that is identified at the Clearance System in the name of a nominee of the Custodian or sub-custodian used exclusively to hold Securities for clients. In certain markets, the Custodian or its sub-custodian may open an account at a Clearance System in the name of the Client or its customer, as required by the rules of the Clearance System.

4.6.4.	The Custodian shall and shall require any sub-custodian to record book-entry Securities or uncertificated Securities settled outside a Clearance System on the books and records of the applicable transfer agent or registrar (or the issuer if none) in a way that identifies that the Securities are being held by the Custodian or its sub-custodian as custodian for clients and are not assets belonging to the Custodian or the sub-custodian, if applicable.

4.6.5.	The Custodian shall and shall require any sub-custodian to hold certificated Securities in registered or bearer form in its vault segregated from certificates held for itself and/or any other clients. If the registered certificates are not registered in the Custodian’s or its sub-custodian’s name (or its nominee name) the Custodian will not be responsible for asset services as provided in Clause 8 under this Agreement.

4.6.6.	The Custodian may hold Securities in the name of a nominee of the Custodian or its sub-custodian or a nominee of the Clearance System as may be required by that Clearance System.

4.6.7.	The Custodian shall require that any actions with respect to Securities held for the Client under this Agreement in a Clearance System or in the name of the Custodian, a sub-custodian or any nominee on the books and records of any transfer agent or registrar will be subject only to the instructions of the Custodian or its sub-custodian, if applicable.

4.6.8.	The Custodian shall not, and shall require that its sub-custodians do not, lend, pledge, hypothecate or rehypothecate any Securities without the Client’s consent. The Client acknowledges that Securities may be subject to rights or claims of a Clearance System or its agents or participants pursuant to applicable law or regulation or as a requirement for effecting transactions within the Clearance System.

5.	SECURITIES AND CASH PROCEDURES

5.1.	Account Procedures—Credits and Debits.

5.1.1.	The Client shall ensure that it has sufficient Securities or sufficient immediately available Cash in the required currency credited with the Custodian as necessary to effect any Instruction or other delivery or payment required under this Agreement.

5.1.2.	The Custodian may, but is not obligated to, credit cash to the Cash Account before a corresponding and final receipt in cleared funds. The Client agrees that the Custodian may at any time before final receipt, or if a Clearance System at any time reverses an applicable credit to the Custodian, reverse all or any part of a credit of cash to the Client and make an appropriate entry to its records including restatement of the Cash Account and reversing any interest paid.

5.1.3.	The Custodian will credit Securities to the Custody Account upon receipt of the Securities by final settlement determined in accordance with the practices of the relevant market. Final settlement depends on the market confirmation of settlement to the Custodian and may include real time movement with finality, real time movement without finality, or confirmation of settlement but with movement of securities at end of the day. If any Clearance System reverses any credit of Securities (or the Custodian is otherwise obligated to return Securities as a result of a settlement reversed in accordance with market requirements), the Client agrees that the Custodian may reverse all or any part of the credit of the Securities to the Custody Account and make an appropriate entry to its records including restatement of the Custody Account. In the event of any reversal of Securities, the Client agrees that the Custodian may reverse any credit of cash provided to the Client with respect to the Securities, such as distributions or the proceeds of any transaction.

5.1.4.	The Custodian shall provide the Client with prompt notice of a reversal of cash or Securities.

5.1.5.	Where notice of a reversal of Cash or Securities has been given and there is insufficient Cash or Securities to satisfy the reversal, the Client shall promptly repay in the applicable currency the amount required to satisfy the deficit in the Cash Account and/or return any Securities to the Custody Account.

5.1.6.	If the Custodian has received Instructions (or is authorised under this Agreement to make any delivery or payment without an Instruction) that would result in the delivery of a Security or payment of Cash in any currency exceeding credits to the Client for that Security or Cash, the Custodian may in its discretion, subject to acting consistently with the standard of care in this Agreement, (i) effect any cash payment or other funds transfer and create or increase an extension of credit to the Client including any overdraft, (ii) make partial deliveries or payments consistent with market practice, (iii) fulfill subsequently received Instruction to the extent of then available Securities or Cash held for the Client, or (iv) suspend or delay acting on any Instruction until it receives required Securities or Cash . The Custodian shall notify the Client if the Custodian does not act on any Instruction because the Client has insufficient Securities or Cash.

5.1.7.	Notwithstanding any Instruction or termination of this Agreement, at any time the Custodian may retain sufficient Securities or Cash to close out or complete any Instruction or transaction that the Custodian will be required to settle on the Client’s behalf or to cover any obligation of the Client.

5.1.8.	The Client shall not enforce any payment obligation of the Custodian at or against another branch or affiliate of the Custodian. The Custodian is obligated to pay Cash only in the currency in which the applicable payment obligation is denominated and only in the country in which such Cash is used in connection with Securities received, held or delivered or other services under this Agreement are provided in that country, regardless of whether that currency’s transferability, convertibility or availability has been affected by any law, regulation, decree rule or other governmental or regulatory action. The Client agrees that it may not require the Custodian or any member of the Citi Organization to substitute a currency for any other currency.

5.2.	Extensions of Credit; Reimbursement.

5.2.1.	The Client agrees that any extension of credit to the Client under this Agreement will be unadvised, uncommitted and at the sole discretion of the Custodian, and the Client agrees that it shall repay any extension of credit upon demand. The Custodian may charge interest on any overdraft at the rate notified to the Client from time to time. The Custodian may at any time cancel or refuse any extension of credit. No prior action or course of dealing by the Custodian with respect to extending credit to effect any settlement of any transactions or any Instructions will obligate the Custodian to extend any credit in regard to any subsequent settlement of any transaction or Instruction.

5.2.2.	The Client agrees that “extension of credit” as used in this Agreement includes any daylight and overnight overdraft or similar advances, any reimbursement obligation as provided in this Agreement, and uncommitted overdraft lines or similar uncommitted lines provided by the Custodian to the Client in connection with the Cash Account or services under this Agreement.

5.2.3.	At any time the Custodian may demand that the Client reimburse the Custodian in respect of any irrevocable commitment incurred in carrying out Instructions to clear and/or settle transactions for the Client under this Agreement (including fail costs payable by the Custodian if the Client were to fail to deliver any required Securities). Irrevocable commitments are incurred on the date the Custodian becomes irrevocably obligated to a Clearance System or other person for the delivery of Securities or payment of Cash, even if the Custody Account or the Cash Account has insufficient Securities or Cash in the required currency on the applicable settlement date. The Client agrees that its reimbursement obligation arises when the irrevocable commitment is incurred by the Custodian despite the actual settlement or maturity date. The Client agrees that after the Custodian has made a demand for reimbursement by the Client, the Client shall pay cash equal to that demand and the Custodian may debit the Client for the amount the Custodian will be obligated to pay in regard to the irrevocable commitment, whether or not that debit creates or increases any overdraft by the Client.

5.3.	Foreign Exchange.

5.3.1.	The Client agrees that it assumes the risks associated with holding or effecting transactions in Cash denominated in any currency including any events or laws that delay or adversely affect transferability, convertibility or availability of any currency, appropriation or seizure, any devaluation or redenomination of any currency or fluctuations or changes in foreign exchange rates.

5.3.2.	The Client may instruct the Custodian to execute a foreign exchange as part of the services under this Agreement. Instructions may be given on a case by case basis or as a standing Instruction. The Custodian will debit the Client’s Cash Account to process foreign exchange and credit the Client’s Cash Account with the new currency in accordance with the Instruction(s). The Custodian may net or set off transactions when effecting foreign exchange. The Custodian may be compensated in part from the spread taken on foreign exchange, and the Custodian or an affiliate may act as principal in any foreign exchange. The Client will be notified of the exchange rate of all executed foreign exchange in its reporting from the Custodian or, if not included, upon Client’s request. The Client acknowledges that the foreign exchange rate applied will depend on a number of factors, including the size of the transaction, the liquidity in the relevant currencies, the time of day and other

market factors.   The Client may not receive published spot rates in the relevant currencies. Unless otherwise provided in applicable law, the Client agrees that neither the Custodian nor any applicable affiliate assumes any fiduciary or other duty by virtue of effecting foreign exchange, nor are they acting as trustee.

5.4.	Funds of Funds.

5.4.1.	This Clause 5.4 sets forth provisions addressing those Clients (listed on Schedule 2 hereof) that invest primarily in other mutual funds (each hereinafter referred to as a "Fund of Funds"). The Client and the Custodian hereby agree to authorize the Custodian to take certain additional actions on behalf of the Client with respect to each Fund of Funds, as set forth in this Clause 5.4.

5.4.2.	The following terms are defined for purposes of this Clause 5.4. “Schwab” refers to Charles Schwab & Co., Inc. “Schwab Mutual Fund Shares” refers to shares of mutual funds issued by fund companies that have executed an Operating and/or Service Agreement(s) with Schwab to participate in Schwab's Mutual Fund Marketplace. “Mutual Fund Shares” refers to shares of mutual funds issued by fund companies that have not executed an Operating and/or Service Agreement(s) with Schwab to participate in Schwab's Mutual Fund One Source or Marketplace programs. “Fund Agent” refers to the transfer agent for any investment company that issues Mutual Fund Shares.

5.4.3.	For purposes of this Clause 5.4, Mutual Fund Shares shall be deposited and/or maintained with a Fund Agent acting as transfer agent for such fund. Each such Fund Agent shall be deemed to be a "depository" for purposes of Rule 17f-4 under the 1940 Act. The Client hereby notifies the Custodian that such securities are deposited and/or maintained with a Fund Agent, subject to the following provisions:

(i)	The Client shall keep Mutual Fund Shares with a Fund Agent in the name of the Client;

(ii)	The records of the Custodian with respect to Mutual Fund Shares that are maintained with a Fund Agent shall identify by book-entry those securities which the Client or its investment advisor identifies to the Custodian as belonging to the Client;

(iii)	The Custodian shall pay for Mutual Fund Shares purchased for the account of the Client upon receipt of Authorized Instructions that such securities have been purchased. Upon receipt of Authorized Instructions that Mutual Fund Shares have been sold, the Custodian shall credit cash received from a Fund Agent in the account of the Client at the Custodian. The Custodian shall make an entry on the records of the Custodian to reflect such purchase or sale for the account of the Client. Upon request, the Custodian shall furnish the Client copies of daily transaction sheets reflecting each day's transactions with each Fund Agent for the account of the Client; and

5.4.4.	Schwab Mutual Fund Shares shall be deposited and/or maintained in an account maintained with Schwab as sub-agent for the Clients. Schwab shall be deemed to be a 'depository' for purposes of Rule 17f-4 under the 1940 Act. The Client hereby notifies the Custodian that such securities are deposited and/or maintained with Schwab, subject to the following provisions:

(i)	The Client shall keep Schwab Mutual Fund Shares in an account with Schwab in the name of the Client;

(ii)	The records of the Custodian with respect to Schwab Mutual Fund Shares that are maintained with Schwab shall identify by book-entry those securities which the Client or its investment advisor has identified to the Custodian as belonging to the Client;

(iii)	Upon receipt of Authorized Instructions from Schwab and the Client, the Custodian shall transfer cash to pay for Schwab Mutual Fund Shares purchased for the account of the Client to Schwab or credit cash received from Schwab in connection with sales of Schwab Mutual Fund Shares in the account of the Client at the Custodian. The Custodian shall make an entry on the records of the Custodian to reflect such purchase or sale for the account of the Client. Upon request, the Custodian shall furnish the Client copies of daily transaction sheets reflecting each day's transactions with Schwab for the account of the Client; and

(iv)	The Client acknowledges that the maintenance of Schwab Mutual Fund Shares with Schwab as contemplated by this Section 5.4 may be deemed to be "self custody" for purposes of the 1940 Act and the regulations thereunder.

6.	RIGHTS FOR EXTENSIONS OF CREDIT

6.1.	Lien. In addition to any other remedies available to the Custodian under applicable law, the Custodian hereby has, and the Client hereby grants with respect to itself and severally, but not jointly, each Fund a continuing general lien on all Securities until satisfaction of all liabilities and obligations arising under this Agreement (whether actual or contingent) of the Client to the Custodian with respect to any fees and expenses or extensions of credit including, but not limited to, daylight and overnight overdrafts, charges resulting from reversals of credits, reimbursement demands of the Custodian in respect of irrevocable commitments, and any other present and future obligations of the Client payable to the Custodian.

6.2.	Set Off. Without limiting any rights the Custodian may have under applicable law, the Custodian may, without prior notice to the Client, set off any payment obligation with regard to an extension of credit or the value of any other payment or delivery obligation owed by the Client (severally but not jointly) to it against any payment obligations or the value of any delivery obligations owed by the Custodian to the Client regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any currency conversion necessary). If any obligation is unliquidated or unascertained, the Custodian may set off as provided herein an amount estimated by it in good faith to be the amount of that obligation.

6.3.	Exercise of Rights.

6.3.1.	If the Client fails to pay the Custodian in respect of any extension of credit, is dissolved or becomes the subject of formal insolvency proceedings in any jurisdiction, or any step is taken against the Client to initiate insolvency proceedings in any jurisdiction, the Custodian may, without notice to the Client except as required by law, and at any time: (i) appropriate and apply all or any part of the Securities and Cash held under this Agreement by the Custodian against any or all obligations of the Client under this Agreement to the Custodian (whether matured or subject to any demand); (ii) sell all or any part of the Securities; and (iii) exercise, in respect of the Securities and Cash, all the rights and remedies a party with a senior security or similar right would be entitled to exercise in such default under any applicable law.

6.3.2.	The Client shall not grant any person a lien, security interest, charge or similar rights or claims against Securities or Cash without the Custodian’s consent.

7.	CLIENT’S COMMUNICATONS

7.1.	Authority. The Client authorizes the Custodian to accept and act upon any communications provided by an Authorised Person, including Instructions and any form or document. Subject to the authority or restrictions with respect to any Authorised Person specified in any document received and accepted by the Custodian, the Client confirms that each Authorised Person is authorised to perform all lawful acts on behalf of the Client in connection with any Custody Account or Cash Account, Securities or Cash, or otherwise in connection with this Agreement including, but not limited to, (i) opening, closing and operating any Custody Account and Cash Account, (ii) signing any agreements, declarations or other documents relating to any Securities or Cash, Custody Account or Cash Account, or service, and (iii) providing any Instruction, until the Custodian has received written notice or other notice acceptable to it of any change of an Authorised Person and the Custodian has had a reasonable opportunity under the circumstances to act.

7.2.	Instructions and Other Client Communications. The Client and the Custodian shall comply with security procedures acceptable to the Custodian intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction, inquiries, data and other information exchanges, and advices. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client. If the Client sends Instructions or other communications through S.W.I.F.T. or through any other electronic communications method, the Client and the Custodian agree that the security procedures utilized by such electronic communications method will be the agreed security procedures for the purpose of this Agreement.

7.3.	Authentication. Provided the Custodian complies with the applicable security procedures, the Client agrees that the Custodian is entitled to treat any communication including any Instruction as having originated from an Authorised Person and the Custodian may rely and act on that communication as authorised by the Client.

7.4.	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.

7.5.	Account Numbers. The Custodian may act on any Instruction by reference to an account number only, even if a bank or account name is provided.

7.6.	Incomplete or Insufficient Instructions. The Custodian may act on Instructions where the Custodian reasonably believes the Instruction contains sufficient information. The Custodian may decide not to act on an Instruction where it reasonably doubts its contents. In the event that the Custodian decides not to act on any Instruction, the Custodian shall promptly notify the Client.

7.7.	Recall, Amendment, Cancellation. If the Client requests the Custodian to recall, cancel or amend an Instruction, the Custodian shall use its reasonable efforts to comply.

7.8.	MIFT. The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. If the Custodian acts on a MIFT and complies with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Custodian.

7.9.	Banking Days. The Custodian shall accept and act on Instructions or any other communication on banking days when the Custodian and the relevant market are open for business. From time to time the Custodian shall notify the Client of the days the Custodian and any applicable market will not be open and the cut-off times for accepting and acting on Instructions or other communications on the days the Custodian is open.

7.10.	Notice. The Custodian shall promptly notify the Client (by telephone if appropriate) if an Instruction is not acted upon for any reason.

8.	ACTIONS BY THE CUSTODIAN AND ASSET SERVICES

8.1.	Custodial Duties Requiring Instructions. The Custodian shall carry out the following actions only upon receipt of Instructions: (i) make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement, (ii) deal with rights, conversions, options, warrants and other similar interests or any other discretionary corporate action or discretionary right in connection with Securities, and (iii) except as otherwise provided in this Agreement, carry out any action affecting Securities or Cash.

8.2.	Non-Discretionary Custodial Duties. Absent a contrary Instruction, the Client agrees that the Custodian hereby is authorised to carry out non-discretionary matters in connection with any Instruction or services provided under this Agreement. Without limiting the authority of the Custodian with regard to non-discretionary matters, the Custodian may carry out the following: (i) in the Client’s name or on its behalf, sign any documents relating to Securities or Cash which may be required (a) pursuant to an Instruction to obtain any Securities or Cash or (b) by any tax or other regulatory authority or market practice, (ii) receive and/or credit income, payments and distributions in respect of Securities; (iii) exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates, (iv) deposit Securities with any Clearance System as required by law, regulation or market practice, (v) make any payment by debiting any balance credited to the Client as required to effect any Instructions or payment of Taxes or other payment provided in this Agreement, (vi) to the extent any shortage of Securities or Cash occurs in connection with receipt of distributions in regard to any corporate action, make pro rata distributions, allocations, deliveries or credits of received Securities or Cash as consistent with market practice and as it deems fair and equitable, and (vii) any other matters which the Custodian considers reasonably necessary in furtherance of the services provided under this Agreement.

8.3.	Notices and Actions Related to Securities.

8.3.1.	The Custodian shall promptly notify the Client of all official notices, circulars, reports and announcements (both mandatory and discretionary) in respect of Securities held for the Client received in its capacity as Custodian. With regard to events requiring discretionary action, the Custodian shall advise the Client of the applicable timeframe for taking any action elected by the Client. The Custodian’s notice obligation does not include notices, circulars, reports and announcements in regard to a class action.

8.3.2.	The Custodian is responsible only for the form, accuracy and content of any notice, circular, report, announcement or other material prepared by the Custodian or its Agent, including translations. The Custodian is not responsible for inaccuracy or incompleteness of any information in notices or information prepared by other persons, including issuers or Clearance Systems, used by the Custodian to provide any notice to the Client or forwarded by the Custodian to the Client or for the failure of such persons to act to provide any information.

8.3.3.	The Custodian shall act on discretionary matters in accordance with Instructions sent within applicable cut off times. The Client agrees that the Custodian will not participate in or take any action concerning any discretionary matter, including shareholder voting, if the Custodian does not receive a timely Instruction. Notwithstanding any other provision in this Agreement, the Custodian will be required to provide shareholder voting services only as specified in a separate proxy services letter agreement between the Custodian and the Client.

8.3.4.	The Client acknowledges that in some markets the Custodian or its Agent may be required to vote all Securities of a particular issue for all of its clients in the same way and may not be able to effect split voting without regard to any Instruction.

8.4.	Taxes

8.4.1.	The Client shall provide the Custodian with information and proof (copies or originals) as to the Client’s tax status and/or the underlying beneficial owner’s tax status or residence or other information as the Custodian reasonably requests in order for the Custodian or any Agent to achieve compliance with the requirements of governmental or regulatory authorities. Information and proof may include executed certificates, representations and warranties, or other documentation the Custodian deems necessary or proper to fulfill the requirements of the applicable tax authorities. The Client shall notify the Custodian in writing within thirty (30) days, or any lesser period as stipulated under any applicable law or regulation, of the occurrence of any change in circumstances that causes any information or representation previously provided to the Custodian on a tax form or tax certification to be incorrect , e.g., a change in the Client’s country of residence or its legal entity classification, of if it ceases to be or becomes a financial institution. Law, regulation and authority, as used in this sentence, may be domestic or foreign. The Client further agrees to provide to the Custodian a new tax form or tax certification (and any necessary supporting documentation) that contains the correct information or representations.

8.4.2.	The Client agrees that Taxes are the responsibility of the Client and shall be paid by the Client. The Client agrees that the Custodian will deduct or withhold for or on account of Taxes from any payment to the Client if required by any applicable law including, but not limited to, (i) statute or regulation, (ii) a requirement of a legal, governmental or regulatory authority, or (iii) an agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign). The Client agrees that the Custodian may debit any amount available in any balance held for the Client and apply such Cash in satisfaction of Taxes. The Custodian shall timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the applicable law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Client by the Custodian, the Client agrees that the Custodian may debit any balance held for the Client in satisfaction of such prior Taxes. The Client shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Custodian or any governmental authority. If Taxes are paid by the Custodian or any of its affiliates, the Client agrees that it shall promptly reimburse the Custodian for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Client.

8.4.3.	In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided, the Client provides to the Custodian such documentation and information relating to it or its underlying beneficial owner customers as is necessary to secure such tax relief. However, in no event will the Custodian be responsible or liable for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

9.	CUSTODIAN’S COMMUNICATIONS, RECORDS AND ACCESS

9.1.	Communications and Statements. Statements or advices with regard to Securities or Cash will be made available on Client request. The Client agrees that communications, notices and announcements by the Custodian and statements or advices with regard to Securities or Cash may be made available by electronic form only. The Client shall notify the Custodian promptly in writing of any errors in a statement or advice and in any case within sixty (60) days from the date on which the statement or advice is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Custodian of any errors or corrections beyond such time; provided, however, that the Custodian will not be responsible for any additional losses caused by such delay in notification.

9.2.	Price Information. The Custodian may, from time to time, provide information on statements or reports showing pricing or values of Securities held for the Client. The Client agrees that the Custodian is not responsible under this Agreement for the pricing or valuation of any Securities. The Client agrees that the Custodian has no responsibility to independently verify such prices or similar data, and the Custodian has no liability for the availability or accuracy of any price or similar data obtained from any pricing source.

9.3.	Fund Records. The Custodian shall with respect to each Fund create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of each Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of such Fund and employees and agents of the SEC. The Custodian shall, at a Fund’s request, supply the Client with a tabulation of securities owned by each Fund and held by the Custodian and shall, when requested to do so by the Client and for such compensation as shall be agreed upon between the Client and the Custodian, include certificate numbers in such tabulations.

9.4.	Reports to Client by Independent Public Accountant. The Custodian shall provide the Client, on behalf of each of the Funds at such times as such Client may reasonably require, with the annual SOC 1 audit report (or equivalent successor reports) by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System, relating to the services provided by the Custodian under this Agreement. such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Client to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

9.5.	Access to Records. The Custodian shall allow the Client and its independent public accountants, agents or regulators reasonable access to the records of the Custodian relating to Securities or Cash, the Custody Account or the Cash Account, and the controls utilized by the Custodian in connection with the performance of this Agreement as is reasonably required by the Client and at the Client’s expense and shall seek to obtain such access from each Agent and Clearance System.

10.	THIRD PARTIES

10.1.	Agents. The Client agrees that the Custodian hereby is authorised to use Agents in connection with the Custodian’s performance of any services under this Agreement. The Custodian shall not use a sub-custodian to hold the Client’s Securities or Cash without identifying the sub-custodian in a prior notice to the Client. The Custodian shall exercise due skill, care and diligence in the selection, continued use and ongoing monitoring of Agents and shall be responsible for ensuring the Agents comply with all relevant terms of this Agreement and any failure to so comply will constitute a breach or failure by Custodian, as determined by this Agreement.

10.2.	Other Third Parties. The Client agrees that the Custodian is hereby authorised to participate in or use (i) Clearance Systems and (ii) public utilities, external telecommunications facilities and other common carriers of electronic and other messages, external postal services, and other facilities commonly recognized as market infrastructures in any jurisdiction. Further, in providing services under this Agreement the Custodian will interact with other third parties whom the Custodian does not select and over which the Custodian exercises no discretion or control, including issuers of Securities, transfer agents or registrars, and the Client’s counterparties or brokers (or their agents). The Client agrees that Clearance Systems and such other third parties as described herein are not Agents and the Custodian has no responsibility for (i) selecting, appointing or monitoring such third parties or (ii) the performance or credit risks of the third parties.

10.3	Foreign Custody Manager

10.3.1	With respect to Securities and Cash in such jurisdictions as the Custodian provides custody services under this Agreement for the Client, the Client desires to have the Custodian assume and discharge the responsibility of the Client’s board of trustees (hereinafter the “Board”) to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to this Agreement. The Custodian agrees to accept the delegation and to perform the responsibility as provided in this Agreement.

10.3.2	Therefore, the Client on behalf of the Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3)), in respect to the Client’s foreign investments held from time to time by the Custodian with any sub-custodian that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)). Foreign investments are any Securities for which the primary market is outside the United States of America. The Custodian will not utilize sub-custodians in the United States, or hold United States assets with an Eligible Foreign Custodian.

10.3.3	As Foreign Custody Manager, the Custodian shall:

(i)	be responsible for performing the delegated responsibilities defined below only with respect to the countries set forth in Schedule III hereto as amended from time to time by the parties;

(i)	select Eligible Foreign Custodians to serve as foreign custodians and place and maintain the Client’s foreign investments with such foreign custodians;

(ii)	in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)- (iv);

(iii)	enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

(iv)	determine that the written contract with each Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

(v)	provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, including the withdrawal of foreign investments from any Eligible Foreign Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian; and

(vi)	monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements. In the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions (as defined in this Agreement) with respect to the disposition of the foreign investments.

The Client agrees that nothing in this Agreement shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country’s financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

10.3.4	Notwithstanding Clause 10.3.3, the Client may direct the Custodian to place and maintain a Fund’s foreign investments with a particular Eligible Foreign Custodian. The Custodian shall not be liable for Securities held by or cash on deposit with an Eligible Foreign Custodian directed by the Client.

10.4	Eligible Securities Depositories

10.4.1	The Custodian may deposit or procure the deposit of Securities with any Clearance System as required by law, regulation or best market practice; provided, the Custodian may deposit and/or maintain assets of the Client that consist of Foreign Assets (as defined in Rule 17f-5) only in a Clearance System located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository, as defined therein. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely affect the Custodian’s determination that a Clearance System is an Eligible Securities Depository.

10.4.2	The Custodian shall provide the Client (or its duly-authorized investment manager or investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A). The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable, shall promptly notify the Client (or is duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

10.4.3	In performing its obligations under this Agreement, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Clearance System or any existing or proposed standards for securities depositories.

10.4.4	Upon the receipt of Instructions from the Client, as specified in this Agreement, the Custodian shall withdraw securities from any Clearance System to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

11.	PERFORMANCE OBLIGATIONS AND LIABILITIES

11.1.	Responsibility of the Custodian. The Custodian shall perform its obligations with due skill, care and diligence as determined in accordance with the standards and practices of a professional custodian for hire in the markets or jurisdictions in which the Custodian performs services under this Agreement and maintains Securities and Cash for the Client. The Custodian shall be liable for payment to the Client for its direct damages only where the Custodian or any Agent has not satisfied such obligation of due skill, care and diligence.

11.2.	Liability of the Client to the Custodian. The Client agrees to (i) indemnify the Custodian for all losses, costs, damages, Taxes and expenses (including reasonable legal fees and disbursements) (each referred to as a “Loss”) incurred by the Custodian arising in connection with the Client’s failure to perform any obligation of the Client under this Agreement or arising from or in connection with the Custodian’s appointment or performance under this Agreement and (ii) defend and hold the Custodian harmless from or in connection with any Loss imposed on, incurred by, or asserted against the Custodian (directly or through any of its Agents) or otherwise arising in connection with or arising out of any claim, action or proceeding by any third party except any Loss resulting from the Custodian’s or any Agent’s failure to satisfy its obligation of due skill, care and diligence as provided in this Agreement, negligence, gross negligence, willful misconduct, or violation of applicable laws and regulations (collectively, “Excluded Claims”). Custodian shall defend, indemnify and hold harmless the Client from and against all Losses, including reasonable counsel fees and expenses, relating to or arising out of any Excluded Claims. The indemnified party shall, in the case of a contested matter subject to indemnification: (i) give the indemnifying party prompt written notice of such claim; and (ii) allow the indemnifying party to control, and fully cooperate with the indemnifying party (at the indemnifying party’s sole expense) in, the defense and all related negotiations. The indemnifying party shall not enter into any stipulated judgment or settlement that purports to bind the indemnified party without the indemnified party’s express written consent, which shall not be unreasonably withheld or delayed. This section shall survive the termination of this Agreement.

11.3.	Mitigation of Damages. Upon the actual knowledge by any party of the occurrence of any event which may cause any loss, damage or expense to the party, the party shall as soon as reasonably practicable (i) notify the other party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

11.4.	Mutual Exclusion of Damages. Each party shall be liable to the other party only for direct damages for any liability arising under this Agreement. Under no circumstances shall any party be liable to any other party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party. For the avoidance of doubt, consequential or incidental damages awarded or agreed to in settlement in connection with a party’s indemnification obligations in Section 11.2 shall be deemed direct damages for purposes of this Agreement.

11.5.	Legal Limitations on the Custodian’s Performance.

11.5.1.	Performance Subject to Laws. The Client agrees that the Custodian’s performance of this Agreement, including acting on any Instruction, is subject to, and shall be performed only in accordance with, the laws (including, without limitation, governmental and regulatory actions, orders, decrees, regulations and agreements entered into by the Custodian and any governmental authority or between any two or more governmental authorities, whether domestic or foreign) applicable to the Custodian or a member of the Citi Organization as a result of the jurisdiction in which it or its parent is organized or located or where the Custodian performs this Agreement, including with respect to the holding of any Securities or Cash, and the rules, participant requirements, operating procedures and practices of any relevant Clearance System, stock exchange, or market. Nothing in this Agreement will oblige the Custodian to take any action that will be in breach of or be in conflict with any legal limitation as provided herein.

11.5.2.	Country Risk. The Client agrees that it shall bear all risks and expenses associated with investing in Securities or holding Cash denominated in any currency. The Client agrees that the Custodian will not be liable for country specific risks of loss or value or other restrictions resulting from country risk, including the risk of investing and holding Securities and Cash in a particular country or market such as, but not limited to, risks arising from (i) any act of war, terrorism, riot or civil commotion, (ii) investment, repatriation or exchange control restriction or nationalization, expropriation or other actions by any governmental authority, (iii) devaluation or revaluation of any currency, (iv) changes in applicable law, and (v) a country’s financial infrastructure and practices including market rules and conditions.

11.5.3.	Conformity with Market Practices. Notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Client authorizes the Custodian to make or accept payment for or delivery of Securities at such time and in such form and manner as complies with relevant local law and practice or with the customs prevailing in the relevant market.

11.5.4.	Prevention of Performance. The Client agrees that the Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of Cash in the applicable currency credited to the Client) if such performance by the Custodian or any Agent of the Custodian is prevented, hindered or delayed by a Force Majeure Event. “Force Majeure Event” means any event attributable to a cause beyond the reasonable control of the Custodian or its Agent such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of any Clearance System, sabotage, fire, flood, explosion, acts of God, sanctions, governmental requirements as provided in this Agreement, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government or similar institutions, as well as any other matter specified as a country risk in this Agreement. On the occurrence of any Force Majeure Event, the obligations of the Custodian are suspended for so long as the Force Majeure Event continues (and, in the case of the Custodian, neither it nor any member of the Citi Organization shall become liable). The Client agrees that neither the Custodian nor any member of the Citi Organization is responsible or liable for any action taken to comply with sanctions or government requirements. Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Custodian shall inform the Client and shall use its reasonable efforts to minimize the effect of the Force Majeure Event on the Client. The Custodian confirms that it and each Agent maintains and regularly tests disaster recovery plans and contingency back-up services designed to mitigate the effects of any Force Majeure Event and which meet the standards generally adopted by internationally regulated financial institutions.

11.5.5.	Client’s Reporting Obligations. The Client agrees that it shall be solely responsible for all filings, tax returns and reports relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise.

11.5.6.	Capacity of Custodian. The Client acknowledges that the Custodian is not acting under this Agreement as an investment manager, broker, or investment, legal or tax adviser to the Client. The Custodian’s duty is solely to act as a custodian in accordance with the terms of this Agreement, and the Custodian will take no view on the efficacy or soundness of any investment decision made by the Client.

11.5.7.	Limitation on Actions. Without prejudice to any other provision in this Agreement, this Clause 11 applies to all rights of the Client and obligations of the Custodian in respect of the activities contemplated by this Agreement, including, without limitation, any claims arising in connection with such activities that may be made against the Custodian, whether arising from breach of contract, tortious or similar acts, or otherwise.

11.6.	Service Level Documents. The Client and the Custodian may from time to time, in good faith, agree on certain performance measures by which the Custodian is expected to provide the services contemplated by this Agreement (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance. The parties agree Service Level Documents reflect performance measures as opposed to specific contractual obligations. Notwithstanding, the parties agree that (a) the Custodian’s inability to achieve such performance measures may give rise to grounds for termination pursuant to Clause 17; and (b) the Custodian’s performance and/or non-performance of the services, separate and apart from the performance measures in the Service Level

Documents, may give rise to any remedies in tort or contract that the Client may assert against Custodian under the terms of this Agreement.

12.	NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY.

The Client agrees that it will not be relieved of its obligations as principal as the Client under this Agreement where (or if) the Client discloses that it has entered into this Agreement as agent, custodian or other representative of another person. Notwithstanding any requirement that accounts, documentation or agreements, or transactions be effected in the name of any customer of the Client or for any other beneficial owner acting directly or indirectly though the Client, the Client agrees that it shall be responsible as principal for all obligations to the Custodian with regard to such beneficial owner accounts, agreements, or transactions. The Client agrees that its customers will not have any direct rights against the Custodian, and the Custodian shall have no liability to the Client’s underlying customers.

13.	CONFLICTS OF INTERESTS

13.1.	Compliance with Requirements. The Client acknowledges that the Custodian has arrangements in place to manage conflicts of interest (the “Conflicts Policy”). If the Custodian deems that the arrangements are not sufficient to reasonably prevent risks of damage to the Client, the Custodian shall clearly disclose the general nature and/or the sources of the conflict of interest to the Client before undertaking the relevant business with or for the Client.

13.2.	Information. The Client acknowledges that members of the Citi Organization including Citibank, N.A. may separately provide services, including advisory, credit, and other financial services, to the Client or to other persons other than as custodian under this Agreement. In connection with those services the Custodian or its Agent may be prohibited by applicable law or by its Conflicts Policy or other policies from disclosing information of which it becomes aware or from accessing any information in relation to those services. As a result, the Client agrees that neither the Custodian nor any member of the Citi Organization is required or expected to disclose to the Client any non-public information it obtains in the course of providing services other than as Custodian. . Also, the Client acknowledges that except as provided in this Agreement, the Custodian has no obligation to disclose to the Client any public or non confidential information it obtains from any source about which relates to any issuer, counterparty or other person, regardless of whether such information relates to any Security held or to be received for the Client.

13.3.	Services to Client or the Custodian. The Client agrees that the Custodian may share any fees, profits and non-monetary benefits with any member of the Citi Organization or other third parties (including a person acting on their behalf) or receive fees, profits and non-monetary benefits from them in respect of the services provided pursuant to this Agreement. The Custodian shall provide details of the nature and amount of any such fees, profits or non-monetary benefits on the Client’s written request.

14.	INFORMATION AND DATA PROTECTION

The additional terms and considerations set forth in the Additional Terms Annex attached hereto are incorporated herein by this reference. In the event of a conflict between the body of this Agreement and the Additional Terms Annex, the Additional Terms Annex shall take precedence. In the event of a conflict between the Additional Terms Annex of this Agreement and the Annex to Global Custodial Services Agreement Confidentiality and Data Privacy Conditions, the Additional Terms Annex shall take precedence, followed by the Confidentiality and Data Privacy Annex to the Global Custody Agreement.

15.	ADVERTISING

Neither the Client nor the Custodian will display the name, trademark or service mark of the other without the prior written approval of the other, nor will the Client display that of any member of the Citi Organization without prior written approval from the Custodian. The Client agrees that it shall not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent; provided, however the

Client may identify the Custodian as its custodian in any regulatory or other legally required or permitted disclosure by the Client without first obtaining the Custodian’s consent.

16.	FEES AND EXPENSES

The Client agrees to pay all fees and charges incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the fee agreement separately provided to the Client, together with any other amounts payable to the Custodian under this Agreement. The Client agrees that the Custodian may debit the Cash Account to pay any such fees and charges, together with any other amounts payable to the Custodian under this Agreement. The Client agrees that all fees and charges paid to the Custodian shall be payable without deduction for Taxes, which are the responsibility of the Client.

17.	TERMINATION

17.1.	Termination; Closing an Account.

17.1.1.	The Client (including any Fund) or the Custodian may terminate this Agreement as between itself and the other party hereto by giving not less than ninety (90) days’ prior written notice to such other party. Termination of this Agreement with respect to a Client or any Fund shall in no way affect the continued validity of this Agreement with respect to any Client or any other Fund.

17.1.2.	The Client (including any Fund) may terminate this Agreement for cause by giving not less than sixty (60) days’ prior written notice to the Custodian in the event that, in the Client’s reasonable opinion, Custodian has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to pursuant to Clause 11.6 of this Agreement, and a plan or revised plan has not been put into place in accordance the following procedures: In the event that Client reasonably believes that the Custodian has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Client may, in its discretion, submit a written deficiency notice to Custodian outlining the performance deficiencies (“Deficiency Notice”). Such Deficiency Notice must be provided to Custodian within 20 days of the end of such quarter. After receipt of such notice, Custodian shall present the Client with a written plan to address the deficiencies set forth in the Deficiency Notice (the “Plan”). Such Plan must be provided to Client within 30 days after receipt of the Deficiency Notice. If Custodian fails to submit a Plan within such 30 day period, Client may terminate the Agreement upon 60 days written notice to the Custodian. The Client, in its discretion, may accept the Plan or reject the Plan (“Rejection Notice”). Such Rejection Notice must be submitted to the Custodian within 15 days after submission of the Plan. If Client fails to provide a Rejection Notice within such 15 days period, it shall be presumed that Client accepted the Plan. In the event, Client submits a Rejection Notice, Custodian shall submit a revised plan (“Revised Plan”) to the Client. Such Revised Plan must be provided to Client within 30 days after provision of the Rejection Notice. If Custodian fails to submit a Revised Plan within such 30 day period, Client may terminate the Agreement upon 60 days written notice to Custodian. The Client, in its sole discretion, may accept the Revised Plan or reject the Revised Plan (“Denial Notice”). Any Denial Notice must be submitted to Custodian within 15 days after provision of the Revised Plan. If Client fails to provide a Denial Notice within such 15 day period, it shall be presumed that Client accepted the Revised Plan. If Client provides a Denial Notice to Custodian, Client may, in its sole discretion, terminate this Agreement upon 60 days written notice to Custodian. Such termination notice must be submitted to Custodian within 60 days after provision of the Denial Notice

17.1.3.	In the event of the appointment of a successor custodian, it is agreed that the securities and cash of the Client or a Fund held by the Custodian or any sub-custodian shall be delivered to the successor custodian in accordance with reasonable Instructions. The Custodian agrees to cooperate with the Client and Fund in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of the new custodian. If no successor custodian shall be appointed, the Custodian shall in like manner transfer the Client’s and Fund’s securities and cash in accordance with Instructions.

17.1.4.	Unless otherwise agreed in writing, the Custodian may close an inactive Custody Account or Cash Account upon thirty (30) days’ prior written notice (but subject to any legal requirement as to a different notice period). The Custodian may close any Custody Account or Cash Account upon notice to the Client as the Custodian reasonably considers necessary for the Custodian or any other member of the Citi Organization to comply with applicable law in regard to Taxes or other requirements including, but not limited to, (i) statute or regulation, (ii) legal, governmental or regulatory authority, or (iii) agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign) as provided in this Agreement.

17.2.	Effect on Securities and Cash. If by the termination date the Client has not given Instructions to deliver any Securities or Cash, the Custodian shall continue to safekeep such Securities and/or Cash until the Client provides Instructions to effect a free delivery of such. However, the Client agrees that the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions. The Client shall be liable for standard fees for Securities or Cash retained in safekeeping after termination of this Agreement.

17.3.	Surviving Terms. The parties agree that the rights and obligations contained in Clauses 5.1.2, 5.1.3, 5.1.8, 5.2, 6, 8.4, 11, 12, 14, 15, and 18 of Agreement shall survive the termination of this Agreement.

18.	GOVERNING LAW AND JURISDICTION

18.1.	Governing Law. The Client and the Custodian agree that this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed, construed, regulated and administered under the laws of the State of New York, without regard to any principles regarding conflict of laws. The Client and the Custodian agree that the location of the Custodian specified in this Agreement is the sole location of the Custodian for performance of any obligation under this Agreement including the location of the Custody Account and Cash Account (unless otherwise specified by the Custodian). For the avoidance of doubt, the choice of governing law includes the application of securities transfer legislation or other law in regard to the rights of parties and third persons in Securities and Cash.

18.2.	Jurisdiction. The Client and the Custodian agree that the federal and state courts located in the Borough of Manhattan in the State of New York (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the Client irrevocably submits to the jurisdiction of such courts.

18.3.	Venue. Each party hereby waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court of jurisdiction as provided in this Agreement, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction.

18.4.	Sovereign Immunity. The Client and the Custodian each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

18.5.	No Third Party Rights. None of the provisions of this Agreement are intended to, or will, confer a benefit on or be enforceable by any third parties including customers of the Client or any member of the Citi Organization other than the Custodian.

19.	MISCELLANEOUS

19.1.	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the parties intend that the remaining provisions will remain in full force and effect (as will that provision under any other law).

19.2.	Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement constitutes a waiver of that right. Any waiver of any right is limited to the specific instance.

The exclusion or omission of any provision or term of this Agreement shall not constitute a waiver of any right or remedy the Client or the Custodian may have under applicable law.

19.3.	Recordings. The Client and the Custodian consent to telephonic or electronic monitoring or recordings of any communications for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

19.4.	Written Notice. Unless otherwise provided, when “written”, “writing” and words of similar meaning are used in this Agreement, they refer to both paper and electronic forms such as emails, faxes, digital images and copies, and similar electronic versions. A written notice shall be effective if delivered to the Client’s principal business address specified in writing to the Custodian or to the Custodian’s address specified in writing to the Client (or any other address the Client or the Custodian may provide by written notice for this purpose including an address for notices to be sent electronically). Any method used to communicate Instructions may be used to give any notice. Notices will be in English unless otherwise agreed. For the avoidance of doubt, a written notice does not include an Instruction or other communication as specified in this Agreement.

19.5.	Further Information. The Client agrees to provide to the Custodian and execute further documents and other information as reasonably requested by the Custodian in relation to its performance of services under this Agreement and its duties and obligations under this Agreement in order to assist the Custodian with the requirements of a court, regulator or other legal authority in regard to an applicable market, including providing the identities of the beneficial owners of any Securities or Cash and providing any powers of attorney or similar authority or terms and conditions in regard to any cash account opened with any sub-custodian in the name of the Client or any of its customers to enable or facilitate the opening or operation of such cash account on behalf of the Client for the purpose of this Agreement.

19.6.	Entire Agreement; Amendments. The parties agree that this Agreement consists exclusively of this document together with any specified annex or identified schedules. The Client agrees that the Custodian is responsible for the performance of only those duties set forth in this Agreement, including the performance of any Instruction. The Client acknowledges that the Custodian will have no implied duties or obligations except as cannot be excluded by applicable law. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian, provided, however: (i) Schedule I listing the Funds for which the Custodian serves as custodian may be amended from time to time to add one or delete one or more Funds (but not all the Funds), by execution and delivery to the Custodian by the Client of an amended Schedule I, and the execution of such amended Schedule I by the Custodian, in which case such amendment shall take effect immediately upon execution by the Custodian, unless otherwise agreed by the Custodian and the Client in writing; and (ii) Schedule II listing the Funds of Funds may be amended from time to time to add one or delete one or more Funds (but not all the Funds), by execution and delivery to the Custodian by the Client of an amended Schedule I, and the execution of such amended Schedule I by the Custodian, in which case such amendment shall take effect immediately upon execution by the Custodian, unless otherwise agreed by the Custodian and the Client in writing.

19.7.	Additional Clients. In the event that any management investment company in addition to those listed on Schedule I hereto desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such management investment company shall become a Client hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Clause 19.9 below.

19.8.	Additional Funds. In the event that any Client establishes one or more Funds in addition to those set forth on Schedule I hereto with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, each such Fund shall become a Fund hereunder.

19.9.	Parties. All references herein to the "Client" are to each of the management investment companies listed on Schedule I hereto, and each management investment company made subject to this Agreement in accordance with Clause 19.7 above, individually, as if this Agreement were between such individual Client and the Custodian. In the case of a series corporation, trust or other entity, all references herein to the "Fund" are to the individual series or portfolio of such corporation, trust or other entity, or to such corporation, trust or other entity on behalf of the individual series or portfolio, as appropriate. Any reference in this Agreement to "the parties" shall mean the Custodian and such other individual Client as to which the matter pertains.

19.10.	Assignment. The parties agree that no party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Custodian may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Client; and provided further, Client may assign this Agreement to an affiliate or to a successor entity in the event of an acquisition, merger or sale of all or substantially all of its assets. In all cases, the assigning party shall give reasonable prior notice (subject to applicable securities laws and confidentiality obligations) to the other party of the assignment and reasonable assist the other party in conducting diligence of the successor. The non-assigning entity may, in its sole discretion, terminate this Agreement in the event the successor is unacceptable to it.

Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together constitutes one and the same agreement.

19.11.	Limitation of Liability. The Custodian hereby expressly agrees that the obligations pursuant to this Agreement of a particular Client or Fund shall be limited solely to the assets of that Client or Fund, and the Custodian shall not seek satisfaction of any such obligation from any other Client or Fund, the shareholders of any Client or Fund, the Trustees, officers, employees or agents of the Client or Fund, or any of them.

19.12.	Massachusetts Business Trust. With respect to any Client which is a party to this Agreement and which is organized as a Massachusetts business trust (in each case a "Trust"), the term "Client" (as used throughout this Agreement) means and refers to the trustees from time to time serving under the applicable trust agreement of such Trust, as the same may be amended from time to time (the "Declaration of Trust"). It is expressly agreed that the obligations of any such Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of such Trust personally, but bind only the trust property of the Trust as set forth in the applicable Declaration of Trust. In the case of each Trust, the execution and delivery of this Agreement on behalf of the Trust has been authorized by the trustees, and signed by an authorized officer of the Trust, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually, but shall only bind the trust property of the Trust as provided in its Declaration of Trust.

CITIBANK, N.A.		SCHWAB CAPITAL TRUST
SCHWAB ANNUITY PORTFOLIOS
SCHWAB INVESTMENTS

By:	/s/ Marc Fryburg	By:	/s/ Mark D. Fischer

Name:	Marc Fryburg	Name:	Mark D. Fischer

Title:	Vice President	Title:	CFO

Schedule I

List of Funds

SCHWAB CAPITAL TRUST

Schwab Dividend Equity Fund

Schwab Health Care Fund

Schwab Large-Cap Growth Fund

Schwab Small-Cap Equity Fund

Schwab Fundamental Emerging Markets Large Company Index Fund

Schwab Fundamental International Large Company Index Fund

Schwab Fundamental International Small Company Index Fund

Schwab Fundamental Global Real Estate Index Fund

Schwab International Index Fund

Schwab S&P 500 Index Fund

Schwab Small-Cap Index Fund

Schwab Total Stock Market Index Fund

Schwab MarketTrack All Equity Portfolio

Schwab MarketTrack Balanced Portfolio

Schwab MarketTrack Conservative Portfolio

Schwab MarketTrack Growth Portfolio

Schwab Target 2010 Fund

Schwab Target 2015 Fund

Schwab Target 2020 Fund

Schwab Target 2025 Fund

Schwab Target 2030 Fund

Schwab Target 2035 Fund

Schwab Target 2040 Fund

Schwab Target 2045 Fund

Schwab Target 2050 Fund

Schwab Target 2055 Fund

Schwab Target 2060 Fund

Schwab Target 2065 Fund

Schwab Target 2010 Index Fund

Schwab Target 2015 Index Fund

Schwab Target 2020 Index Fund

Schwab Target 2025 Index Fund

Schwab Target 2030 Index Fund

Schwab Target 2035 Index Fund

Schwab Target 2040 Index Fund

Schwab Target 2045 Index Fund

Schwab Target 2050 Index Fund

Schwab Target 2055 Index Fund

Schwab Target 2060 Index Fund

Schwab Target 2065 Index Fund

SCHWAB ANNUITY PORTFOLIOS

Schwab S&P 500 Index Portfolio

Schwab VIT Balanced Portfolio

Schwab VIT Balanced with Growth Portfolio

Schwab VIT Growth Portfolio

SCHWAB INVESTMENTS

Schwab Global Real Estate Fund

SCHEDULE II

Funds of Funds

SCHWAB CAPITAL TRUST

Schwab MarketTrack All Equity Portfolio

Schwab MarketTrack Balanced Portfolio

Schwab MarketTrack Conservative Portfolio

Schwab MarketTrack Growth Portfolio

Schwab Target 2010 Fund

Schwab Target 2015 Fund

Schwab Target 2020 Fund

Schwab Target 2025 Fund

Schwab Target 2030 Fund

Schwab Target 2035 Fund

Schwab Target 2040 Fund

Schwab Target 2045 Fund

Schwab Target 2050 Fund

Schwab Target 2055 Fund

Schwab Target 2060 Fund

Schwab Target 2065 Fund

Schwab Target 2010 Index Fund

Schwab Target 2015 Index Fund

Schwab Target 2020 Index Fund

Schwab Target 2025 Index Fund

Schwab Target 2030 Index Fund

Schwab Target 2035 Index Fund

Schwab Target 2040 Index Fund

Schwab Target 2045 Index Fund

Schwab Target 2050 Index Fund

Schwab Target 2055 Index Fund

Schwab Target 2060 Index Fund

Schwab Target 2065 Index Fund

SCHWAB ANNUITY PORTFOLIOS

Schwab VIT Balanced Portfolio

Schwab VIT Balanced with Growth Portfolio

Schwab VIT Growth Portfolio